EXHIBIT 10.53

INSITE VISION INCORPORATED

AMENDED AND RESTATED SENIOR SECURED NOTE

$231,000	December 30, 2005
Alameda, California

WHEREAS, InSite Vision Incorporated, a Delaware corporation (the “Maker” or the “Company”) and S. Kumar Chandrasekaran, Ph.D., (“Holder”) desire to amend and restate that certain Senior Secured Note dated as of July 15, 2003 in the manner set forth below;

NOW THEREFORE, the Maker and the Holder agree as follows:

FOR VALUE RECEIVED, Maker promises to pay to the order of Holder, at 14 Magee Court, Moraga, CA 94556, the principal sum of Two Hundred And Thirty One Thousand Dollars ($231,000.00), together with all accrued interest thereon from July 15, 2003, the date of the original issuance, upon the terms and conditions specified below.

1. Loan Proceeds. The proceeds of this Note shall be used for general corporate purposes of the Maker.

2. Interest. Interest shall accrue on the unpaid balance outstanding from time to time under this Note at the rate of five and one-half percent (5.5%) per annum. All computations of interest shall be made on the basis of a year of 365 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Accrued and unpaid interest shall become due and payable at the maturity of the Note.

3. Due Date. Unless earlier accelerated pursuant to the terms hereof, this Note shall mature and the outstanding principal balance of this Note together with all accrued interest hereunder shall become due and payable in a lump sum on the earlier to occur of: (a) March 31, 2007 and (b) within ten (10) days after the consummation of a Qualified Financing, a Sale of the Company or a Corporate Collaboration.

For purposes hereof, (i) “Qualified Financing” shall mean the closing of an equity financing or series of equity financings by the Company resulting in aggregate gross cash proceeds (before commissions or other expenses) to the Company of at least $12,500,000; and (ii) “Sale of the Company” shall mean a transaction (or series of related transactions) between the Company and one or more non-affiliates, pursuant to which such party or parties acquire (A) capital stock of the Company possessing the voting power to elect a majority of the board of directors of the Company (whether by merger, consolidation, sale or transfer of the Company’s capital stock or otherwise); or (B) all or substantially all of the Company’s assets determined on a consolidated basis; provided, however, that a transaction (or series of related transactions) pursuant to which the then-existing holders of the Company’s capital stock immediately prior to such transaction (or series of related transactions) continue to own, directly or indirectly, a majority of the outstanding shares of the capital stock of the Company or such other resulting, surviving or combined company resulting from such transaction (or series of related transactions) shall not be deemed to be a Sale of the Company and (iii) a “Corporate Collaboration” shall mean the closing by the Company of a transaction in which any rights to AzaSite are licensed to a third party.

4. Payment. Payment shall be made in lawful tender of the United States and shall be applied first to the payment of all accrued and unpaid interest and then to the payment of principal. Prepayment of the principal balance of this Note, together with all accrued and unpaid interest on the portion of principal so prepaid, may be made in whole or in part at any time without penalty.

5. Events of Acceleration. The entire unpaid principal balance of this Note, together with all accrued and unpaid interest, shall become immediately due and payable prior to the specified due date of this Note upon the occurrence of one or more of the following events (each an “Event of Acceleration”):

(a) Pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due;

(b) A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case; (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker's properties; or (iii) orders the liquidation of Maker, and in each case the order or decree is not dismissed or stayed within 30 daysor; or

(c) any "Event of Acceleration" or similar event of default under the 2005 Senior Secured Notes due June 30, 2006.

6. Security. Payment of this Note shall be secured by a lien on substantially all of the Maker’s assets in accordance with that certain Amended and Restated Security Agreement (the “Security Agreement”) dated as of December 30, 2005 by and among the Collateral Agent an the other parties thereto. The Maker, however, shall remain liable for payment of this Note, and assets of the Maker, in addition to the collateral under the Security Agreement, may be applied to the satisfaction of the Maker’s obligations hereunder. In the case of any Event of Acceleration, Holder shall have the rights set forth herein and as set forth in the Security Agreement.

7. Collection. If action is instituted to collect this Note, the Maker promises to pay all costs and expenses (including reasonable attorney fees) incurred in connection with such action.

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8. Waiver. A waiver of any term of this Note or of any of the obligations secured thereby must be made in writing and signed by Holder and any such waiver shall be limited to its express terms.

No delay by Holder in acting with respect to the terms of this Note shall constitute a waiver of any breach, default, or failure of a condition under this Note or the obligations secured thereby.

The Maker waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of acceleration, notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon, notice of interest on interest and diligence in taking any action to collect any sums owing under this Note.

9. Entire Agreement. In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the loan evidenced by the Note, the terms of this Note shall prevail.

10. Separate Counsel. In making the loan evidenced by this Note and by Holder’s acceptance of this Note, Holder hereby acknowledges that the law firm of O’Melveny & Myers LLP (“OMM”) has represented the Maker in the transaction contemplated by this Note and has not represented Holder or any of the other Holders in such transaction. Holder further acknowledges that Holder has had an adequate and meaningful opportunity to review and interpret this Note with separate legal counsel of Holder’s own choosing, other than lawyers at OMM, and to obtain appropriate tax and legal advice with respect of the implications and consequences of entering into such transactions.

11. Governing Law. This Note shall be construed in accordance with the laws of the State of California without resort to that State’s conflict-of-laws rules.

INSITE VISION INCORPORATED
__________________________________________
By: _______________________________________
Its: _______________________________________

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